                                                                   EXHIBIT 10(n)
                               ESCROW AGREEMENT


     This Escrow Agreement (this "Agreement") is entered into on this ____ day of November, 1997 (the "Effective Date") among Computerized Thermal Imaging, Inc., a Nevada corporation ("CTI"), Roger Sack ("Sack"), and First Nebraska Trust Company, a Nebraska corporation (the "Escrow Agent").

                                    RECITAL:

     On or about August, 1997, Sack presented Certificate No. 8313 to CTI for registration into the name of Sack. Sack represented to CTI that he had taken a pledge of the shares of common stock of CTI represented by that certificate as collateral for repayment of certain indebtedness to Sack owed by Richard N. Thompson, the registered holder of the certificate. CTI maintains the certificate was the subject of a conditional issuance to Mr. Thompson, the conditions of which have not been satisfied. Sack maintains that his security interest in the shares represented by the certificate is free of any claims of CTI because Sack was a bona fide purchaser for value. CTI and Sack have agreed to finally resolve their dispute pursuant to the terms of this Agreement.

     In consideration for the mutual covenants herein contained, the sufficiency of which are hereby acknowledged, the parties agree as follows:

     12.  PURPOSE OF ESCROW.

     (a) The purpose of this Agreement is to permit the transfer and liquidation of certain shares of common stock of CTI evidenced by certificate no. 8313 (the "Certificate"). The Certificate represents 500,000 shares of common stock of CTI. Sack represents that the Certificate was pledged to Sack by Richard Thompson ("Thompson") as collateral for two separate loans evidenced by the following documents: (a) the Promissory Note, Pledge, and Option Agreement dated May 2, 1995 ($100,000); (b) the Agreement dated February 5, 1996 ($73,000); and (c) the Letter Amendment dated May 14, 1996. Sack further acknowledges and represents that he has advanced the full loan amounts referenced, no payments towards reducing principal, interest or penalties have been made by or on behalf of Thompson, and that the loans are presently in default. While the parties recognize that CTI disputes the terms and conditions surrounding the initial delivery of the Certificate to Thompson, including the validity of the issuance, failure of consideration, and Thompson's actions as they relate to the holding and subsequent pledge of the Certificate to Sack, CTI has deemed it in its best interests to permit the transfer of shares as provided for herein. The parties further represent and acknowledge that by permitting the transfers contemplated herein, CTI in no way sanctions or recognizes the validity of the alleged security agreement between Sack and Thompson nor waives any rights with respect to the damages caused to CTI by Thompson.

     (b) Provided, however, that CTI represents and warrants to Sack, and each purchaser for value of the Escrowed Shares, as provided herein and as an intended third party beneficiary hereof, that the Escrowed Shares when issued to such purchaser for value in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, will not have been issued in violation of, and will not be subject to any Restriction or defect of title or otherwise, and CTI has not knowingly taken any action which would result in the imposition of any such Restriction or claim of defect of title or otherwise, except for any Restriction under applicable securities laws of the United States or any state thereof. The parties acknowledge that the representations set forth in this Section 1(b) shall apply only to Escrowed Shares sold by the Escrow Agent under this Agreement.

     13.  DEFINITIONS.

     "Account" shall mean the separate interest-bearing account established by the Escrow Agent to serve as a repository for all proceeds derived from the sale of Escrowed Shares and to effect transfers pursuant to this Agreement.

     "Certificate" shall have the meaning set forth in Section 1(a).

     "Indebtedness" shall mean the amount of all outstanding principal, accrued interest, penalties, recoverable expenses, costs and fees relating to the Loans and all other agreements relating to the debt secured by the Certificate. The parties agree and acknowledge that Schedule A, attached hereto and incorporated herein by this reference, sets forth a complete and accurate accounting of all amounts validly constituting Indebtedness as of and through November 17, 1997 ("Initial Amount") and, unless otherwise provided, shall constitute the Indebtedness for purposes of this Agreement. Provided, that the parties further agree and acknowledge that interest and costs shall continue to accrue on the outstanding principal portion of the Indebtedness, as adjusted, until such principal is finally repaid, and that a final accounting of all additional Indebtedness ("Final Amount"), including accrued interest and recoverable costs since the date the Initial Amount was established, shall be provided by Sack to the Escrow Agent not later than five (5) days before the final liquidation of the Escrowed Shares necessary to satisfy the Initial Amount. Upon confirmation of the accuracy such accounting by CTI, which shall not be unreasonably withheld, the Final Amount shall be added to the Initial Amount to constitute the Indebtedness which shall be deemed fixed and final.

     "Escrowed Shares" shall refer to the shares of common stock of CTI represented by or derived from the Certificate, including all subsequent certificates evidencing the remaining share balance.

     "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages, liabilities, costs and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

     "Loans" shall collectively refer to (a) the Promissory Note, Pledge, and Option Agreement dated May 2, 1995 ($100,000), (b) the Agreement dated February 5, 1996 ($73,000), and (c) the Letter Amendment dated May 14, 1996.

     "Restriction" shall mean any claim, action, proceeding, power of attorney, agreement, contract, arrangement or understanding which (a) restricts or may restrict the transfer of, or the exercise of any rights of the enjoyment of any benefits arising by reason of ownership of such shares or (b) creates or may create any lien, charge, liability, claim or challenge to title, encumbrance, adverse interest, constructive trust or other trust.

     14.  APPOINTMENT, ACCEPTANCE AND COMPENSATION.

          (a) APPOINTMENT AND ACCEPTANCE. CTI and Sack hereby appoint and authorize the Escrow Agent to perform the duties assigned to the Escrow Agent in accordance with the terms set forth in this Agreement. Escrow Agent hereby accepts such appointment and agrees to accept, hold and liquidate the Escrowed Shares, distribute the proceeds from all liquidations, and deliver the Escrowed Shares upon closing of the escrow in accordance with the terms set forth in this Agreement.

          (b) COMPENSATION. The Escrow Agent shall be compensated for its services and shall pay all reasonable expenses incurred under this Agreement, including brokerage fees, out of the proceeds derived from each sales transaction. The Escrow Agent is authorized to charge and withhold, as full compensation hereunder, a fee of $0.02 per liquidated Escrowed Share and pay reasonable brokerage fees out of the gross proceeds generated on each sale of Escrowed Shares conducted in accordance with Section 5. The net proceeds shall be deposited pursuant to Section 5(c). CTI agrees to pay a $500.00 fee to the Escrow Agent in the event fees generated pursuant to this
Section 3(b) do not exceed $500.00.

     15. TRANSFER OF CERTIFICATE. CTI hereby agrees to revoke, to the extent necessary to achieve the purpose of the Agreement, the cancellation of the Certificate and waives present objection to the transfer of the Certificate to the Escrow Agent pursuant to the terms set forth herein free of any restrictive legend. Sack shall submit (a) the Certificate, (b) a properly executed irrevocable stock power, (c) written instructions directing Merit Transfer Company, transfer agent for CTI (the "Transfer Agent"), to effect the transfer of the Escrowed Shares to the Escrow Agent free of any restrictive legend, and (d) a written legal opinion from Sack's counsel advising the Transfer Agent that the requested transaction, including removal of the restrictive legend, is permissible in light of relevant state and federal securities laws. Within three (3) business days of receipt of notice from the Transfer Agent that the necessary documentation has been delivered, CTI shall irrevocably authorize the Transfer Agent to effect the transfer of Escrowed Shares as provided in the instructions attached hereto as EXHIBIT "A" (the "Instructions"). The Transfer Agent shall then deliver the Escrowed Shares, reflecting a new registered holder as provided herein, to the Escrow Agent to be held in escrow, as provided for herein.

     16.  LIQUIDATION OF ESCROWED SHARES.

          (a) The Escrow Agent shall accept delivery of the Escrowed Shares, free of any restrictive legend, and place them in a separate account for safe-keeping. The Escrow Agent is authorized to establish an account with Bank of New York and register the Escrowed Shares in the street name of Bank of New York for the benefit of the Escrow Agent. Escrow Agent shall execute trades with one or more broker-dealers (the "Broker(s)") in order to liquidate that portion of the Escrowed Shares necessary to generate sufficient proceeds to satisfy the Indebtedness in full. The Escrow Agent shall conduct all sales transactions directly from its account with the Bank of New York, and shall not establish any depository accounts with the Broker(s).

          (b) In order to permit the liquidation of the Escrowed Shares to proceed in a commercially reasonable manner and to avoid any adverse effects on the market value of the Escrowed Shares, CTI and Sack agree that the Escrow Agent shall sell one hundred thousand (100,000) Escrowed Shares in any one calendar month ("Monthly Sales Amount") until the Indebtedness is satisfied in full. In the event that market conditions change and it reasonably appears that an accelerated liquidation schedule may be advisable, CTI and Sack agree to make a good faith effort to renegotiate the Monthly Sales Amount. Decisions regarding the timing of the sale of Escrowed Shares during the month shall be left to the discretion of Sack who shall in turn instruct the Escrow Agent to effect the sale, provided, that the Escrow Agent shall not be authorized to sell Escrowed Shares in an amount greater than ten percent (10%) of the previous day's total trading volume in CTI common stock during any one day, unless necessary to comply with the Monthly Sales Amount after attempting to sell at the maximum daily level on at least ten (10) days during the respective month. However, in the event the closing price per share of CTI common stock, as reported by the Escrow Agent, is less than $0.43 per share for three (3) consecutive trading days, then the Escrow Agent may sell Escrowed Shares as necessary to liquidate the remaining Indebtedness, not withstanding any limitation set forth in this Section 5 to the contrary.

          (c) Escrow Agent shall deposit all net proceeds from the sale of Escrowed Shares directly into the Account. Escrow Agent shall transfer all proceeds derived from the periodic sale of the Escrowed Shares from the Account to Sack within three (3) business days after the date on which all monthly Account costs are paid by the Escrow Agent. The proceeds will be applied by Sack directly to the Indebtedness, according to the priority provided in NEB. U.C.C. Section 9-504(1) (Reissue 1992). Notwithstanding any other reporting obligations contained in this Agreement, within three (3) business days of full payment of the Indebtedness, Sack shall provide the Escrow Agent with written notice that the Indebtedness has been satisfied.

          (d) The parties acknowledge and agree that in the event the liquidation of Escrowed Shares, pursuant to this Section 5, does not begin on the first day of the calendar month, then the authorized Monthly Sales Amount will be reduced on a pro rata basis to compensate for the shortened calendar period.

     17. REPORTING. Not later than five (5) business days following month-end, the Escrow Agent shall provide Sack and CTI with a written statement disclosing all sales transactions of Escrowed Shares during such month, including the amount of shares sold, the date of sale and the aggregate proceeds thereof; and all transfers to Sack of proceeds of such sales transactions. The Escrow Agent shall make the final sales transaction in as small a block of shares as reasonably practicable to satisfy the remaining Indebtedness, but in no instance shall liquidate Escrowed Shares in excess of $1,000 of the Indebtedness, unless otherwise agreed to in writing by the parties..

     18. INDEMNITY AGAINST LOSS IN VALUE. In the event that the liquidation of the Escrowed Shares does not generate sufficient proceeds to satisfy the Indebtedness, Sack agrees to transfer and assign to CTI, and CTI agrees to purchase, Sack's chose in action to proceed against Thompson on collecting the deficiency on the Loans. CTI agrees to a purchase price equaling the remaining Indebtedness due to Sack. CTI further agrees to indemnify, defend and hold harmless Sack from and against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by Sack resulting from, based upon, or arising out of a claim that the disposition of the Escrowed Shares, the application of the proceeds to costs associated with such disposition or the method, manner, time, or the terms thereof, was not commercially reasonable (this provision shall not cover any such damages accruing prior to August 7, 1997, including Sack's failure to liquidate the Certificate prior to that date); and a claim or challenge to Sack's right and ability to deliver valid title to purchasers of the Escrowed Shares free of Restriction or defect of title. In the event any third party makes a claim or initiates a legal proceeding against Sack regarding a matter which is covered by this provision, Sack shall provide immediate written notice of the claim to CTI. Sack hereby authorizes CTI to make all decisions in connection with such action and assigns to CTI all rights and obligations with respect to any and all counter-claims. Sack agrees to provide all reasonable assistance in the defense of covered claims, including production of requested documents and testimony.

     8. CONFIDENTIALITY. CTI, Sack and the Escrow Agent hereby agree not to disclose any information arising out of or relating to this Agreement ("Information") without the written consent of CTI and Sack, unless, and to the extent, required by applicable law. Without limiting the generality of the foregoing, CTI expressly acknowledges Sack's disclosure obligations to Thompson under the Nebraska Uniform Commercial Code and consents to such disclosure. Specifically, the Escrow Agent shall only be authorized to disclose Information necessary to effect individual sale transactions of Escrowed Shares, as provided for in Section 5, but shall not disclose any Information relating to the liquidation schedule provided for in Section 5, the aggregate number or overall planned liquidation of Escrowed Shares, or the purpose behind the liquidation of Escrowed Shares, to any person, including the Broker. The parties acknowledge that any unauthorized disclosure of such Information may cause a decline in the market value of the common stock of CTI and the Escrowed Shares.

     9. DURATION OF ESCROW. Subject to the provisions of Section 10, this Agreement shall terminate upon the occurrence of the earlier of: (a) the satisfaction of the Indebtedness; or (b) joint instructions from CTI and Sack consenting to the termination of this Agreement. Section 7 and Section 8 shall survive the termination of this Agreement.

     10. PROCEDURE FOR CLOSING THE ACCOUNT AND DISTRIBUTING ESCROWED SHARES. Upon termination of this Agreement as provided for in Section 9, the Escrow Agent shall promptly close the escrow. All expenses associated with the maintenance of the escrow or the Account shall be paid as provided for in
Section 3(b) but in the event unpaid expenses remain, such expenses shall be paid out of the remaining funds in the Account or, if no funds remain, by CTI. Within two (2) days of the final payment of all Indebtedness and fees and expenses associated with the maintenance of the escrow and/or the Account, all remaining funds in the Account shall be disbursed according to instructions from Sack and all remaining Escrowed Shares shall be delivered by the Escrow Agent to the Transfer Agent along with the instructions attached hereto as EXHIBIT "B".

     11.  MUTUAL RELEASES.

          (a) CTI RELEASE. CTI hereby completely and forever releases, discharges, and acquits Sack and each of his respective officers, directors, stockholders, attorneys, agents, affiliates, employees, and insurers of and from any and all manner of accounts, causes of action, suits, debts, sums of money, recounts, reckonings, covenants, contracts, controversies, oral or written agreements, promises, torts, damages, judgments, claims or demands whatsoever, in law or in equity, whether known or unknown or by virtue of any statute or regulation, or upon any legal theory whatsoever which CTI has now or at any time hereafter may have by reason of any matter, cause, thing, occurrence, omission, or of any other factor, situation or event arising out of or relating to the making of the Loans, the acceptance of a pledge of the Escrowed Shares as collateral therefor, and the attempted transfer or transfer of the Certificate.

          (b) SACK RELEASE. Except as provided in Section 7, Sack hereby completely and forever releases, discharges, and acquits CTI and each of its respective officers, directors, stockholders, attorneys, agents, affiliates, employees, and insurers of and from any and all manner of accounts, causes of action, suits, debts, sums of money, recounts, reckonings, covenants, contracts, controversies, oral or written agreements, promises, torts, damages, judgments, claims or demands whatsoever, in law or in equity, whether known or unknown or by virtue of any statute or regulation, or upon any legal theory whatsoever which Sack has now or at any time hereafter may have by reason of any matter, cause, thing, occurrence, omission, or of any other factor, situation or event arising out of or relating to the attempted transfer or transfer of the Certificate.

     12. SUCCESSOR ESCROW AGENTS. Escrow Agent, or any successor escrow agent, may resign at any time by giving notice in writing to CTI and Sack and shall be discharged from its duties under this Agreement on the first to occur of (a) the appointment of a successor escrow agent, or (b) the expiration of thirty (30) calendar days after such notice is given. In the event of any resignation, the successor escrow agent shall be appointed jointly by CTI and Sack. Any successor escrow agent shall deliver to CTI and Sack a written instrument accepting appointment under this Agreement, and thereupon it shall succeed to all of the rights and duties of the Escrow Agent hereunder. In such event, the former Escrow Agent shall be delivered a written release executed by a CTI and Sack releasing such Escrow Agent from its obligations hereunder.

     13. RIGHTS, PRIVILEGES, IMMUNITIES AND LIABILITIES OF THE ESCROW AGENT. The following shall govern the rights, privileges, immunities and liabilities of the Escrow Agent:

          (a) INDEMNIFICATION. In the event Escrow Agent becomes involved in any suit, litigation or other investigative or legal proceeding in connection with this Agreement, the Escrowed Shares, the Account or any matter related hereto or thereto, CTI agrees to indemnify and save the Escrow Agent harmless from all loss, cost, damage, expense, liability and attorneys' fees suffered or incurred by Escrow Agent as a result thereof, except any such loss, cost, damage, expense, liability, or attorneys' fees that arise directly or indirectly as a result of the Escrow Agent's gross negligence or willful misconduct.

          (b) ACTING ON NOTICES. Escrow Agent shall be protected in acting on any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document that Escrow Agent in good faith believes to be genuine.

          (c) STANDARD OF CARE. Escrow Agent shall not be liable for anything that it may do or refrain from doing in connection herewith, provided it acts in good faith and does not engage in gross negligence or willful misconduct.

          (d) CONSULTATION WITH COUNSEL. The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

          (e) DISAGREEMENTS. In the event of any disagreement between CTI or Sack resulting in adverse claims or demands being made in connection with the Escrowed Shares or the Account, or in the event Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in such event, Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act; provided, however, that Escrow Agent shall in such event, immediately deliver any and all Escrowed Shares then in its possession to Sack to be held by Sack pending resolution of such dispute. Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of all interested parties shall have been fully and finally adjudicated as provided for herein or (b) all differences shall have been adjusted and all doubt resolved by agreement between all interested parties, and Escrow Agent shall have been notified thereof by a written document signed by CTI and Sack.

          (f) DISCHARGE OF OBLIGATIONS. The Escrow Agent, having closed the Account and distributed the Escrowed Shares in accordance with Section 10 of this Agreement, shall be discharged from any further obligation hereunder.

     14.  MISCELLANEOUS.

          (a) NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, transmitted via confirmed telecopy or mailed by certified or registered mail, return receipt requested, addressed as follows:

          If to CTI                Computerized Thermal Imaging, Inc.
                                   1255 North Ivy Place
                                   Kaysville, Utah 84037
                                   Attn: David Packer
                                   (801) 546-4613 Telecopier

                                   with copy to:

                                   Looper, Reed, Mark & McGraw
                                   Nine Greenway Plaza, Suite 1717
                                   Houston, Texas 77046
                                   Attn: Donald R. Looper
                                   (713) 625-9191 Telecopier

          If to Escrow Agent:      First Nebraska Trust Company
                                   P.O. Box 81667
                                   Lincoln, Nebraska 68501
                                   (402) 477-2292  Telecopier

          If to Sack:              Roger D. Sack
                                   2745 Eastgate
                                   Lincoln, Nebraska 68502
                                   (402) 420-1086  Telecopier

                                   with copy to:

                                   Sylvestor J. Orsi
                                   Crosby, Guenzel, Davis, Kessner & Kuester
                                   134 South 13th Street, Suite 400
                                   Lincoln, Nebraska 68508
                                   (402) 434-7303  Telecopier

(or to such other address as may be stated in written notice furnished by any party to the other party), and shall be deemed to have been delivered as of the date so personally delivered, faxed or mailed.

          (b) EFFECT OF AGREEMENT. This Agreement shall be binding on, inure to the benefit of and be enforceable by and against CTI, Sack and Escrow Agent and their respective successors.

          (c) FURTHER ASSURANCES. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that any party hereto may deem reasonably necessary to carry out the provisions of this Agreement.

          (d) SEVERABILITY. Each provision of this Agreement shall be viewed as separate and divisible, and in the event that any provision shall be held to be invalid, the remaining provisions shall continue to be in full force and effect.

          (e) ENTIRE AGREEMENT. This Agreement and the agreements referred to herein constitute the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersede all prior [nb] understandings, written or oral, with respect to the subject matter hereof.

          (f) AMENDMENTS. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

          (g) CAPTIONS. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) SPECIFIC PERFORMANCE. Each party hereto acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party hereto shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

          (i) REMEDIES CUMULATIVE. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

          (j) CHOICE OF LAWS; JURISDICTION; VENUE. This Agreement is being delivered in the State of Nebraska and shall be construed in accordance with and governed by the laws of such state, without regard to conflicts of laws principles thereof. All obligations of the parties as created by this Agreement are performable in Lincoln, Nebraska; venue and jurisdiction for all proceedings originating by and between the parties and relating to this Agreement shall be with the Federal District Courts in Lincoln, Nebraska. The parties acknowledge that the foregoing statements shall in no way be deemed a general consent to jurisdiction by CTI.

          (k) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (l) ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties, their respective successors, and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other parties.

          (m) NO THIRD PARTY BENEFICIARIES. Except as expressly set forth in this Agreement, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;
                    SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto effective as of the date first above written.

                              CTI:

                              COMPUTERIZED THERMAL IMAGING, INC.


                              By:   /s/ David B. Johnston
                                 ---------------------------------------------
                                 David B. Johnston, Chief Executive Officer



                              SACK:


                              By:   /s/ Roger D. Sack
                                 ---------------------------------------------
                                 Roger D. Sack



                              ESCROW AGENT:

                              FIRST NEBRASKA TRUST COMPANY



                              By:   /s/ C. John Guenzel
                                    ------------------------------------------
                              Name:   C. John Guenzel
                                   -------------------------------------------
                              Title:   President
                                    ------------------------------------------

                                       8